Exhibit 5.1

CLEARY GOTTLIEB STEEN & HAMILTON LLP

NEW YORK WASHINGTON, D.C. PARIS BRUSSELS FRANKFURT COLOGNE MOSCOW ROME	2 London Wall Place London EC2Y 5AU T: +44 20 7614 2200 F: +44 20 7600 1698 clearygottlieb.com D: +44 20 7614 2230 dgottlieb@cgsh.com May 23, 2022	MILAN HONG KONG BEIJING BUENOS AIRES SÃO PAULO ABU DHABI SEOUL SILICON VALLEY

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Ladies and Gentlemen:

We have acted as special U.S. counsel to Barclays Bank PLC, a public limited company incorporated under the law of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (such registration statement, including the documents incorporated by reference therein but excluding Exhibits 25.1, 25.2 and 25.3, hereinafter referred to as the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) its senior debt securities (the “Senior Debt Securities”), (ii) its dated subordinated debt securities (the “Dated Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), (iii) its warrants (the “Warrants” and, together with the Debt Securities, the “Securities”) and (iv) its U.S. dollar-denominated preference shares (the “Preference Shares”), which Preference Shares may be represented by American depositary shares. The Securities and the Preference Shares being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Senior Debt Securities are to be issued under an indenture dated as of September 16, 2004 between the Company and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture dated as of February 22, 2018 (as so supplemented, the “Senior Debt Securities Indenture”). The Dated Subordinated Debt Securities are to be issued under an indenture between the Company and the Trustee in substantially the form filed with the Commission on July 18, 2016 (the “Dated Subordinated Debt Securities Indenture”). The Warrants are to be issued under a warrant indenture between the Company and The Bank of New York Mellon, as trustee (the “Warrant Trustee”), in substantially the form filed with the Commission on February 10, 2009 (the “Warrant Indenture”) or under a warrant agreement between the Company and the applicable warrant agent (the “Warrant Agent”) in substantially the form filed with the Commission on February 10, 2009 (the “Warrant Agreement”).

Cleary Gottlieb Steen & Hamilton LLP is a Limited Liability Partnership registered in England and Wales Number OC310280. It is authorised and regulated by the Solicitors Regulation Authority. A list of the members and their professional qualifications is open to inspection at the registered office, 2 London Wall Place, London EC2Y 5AU. Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

Barclays Bank PLC, p. 2

In arriving at the opinions expressed below, we have reviewed the Registration Statement. We have also reviewed:

(a) an executed copy of the Senior Debt Securities Indenture;

(b) the form of the Dated Subordinated Debt Securities Indenture;

(c) the form of the Warrant Indenture;

(d) the form of the Warrant Agreement;

(e) the forms of Warrant as set out in the form of Warrant Indenture (the “Indenture Warrant”); and

(f) the form of Warrant as set out in the form of Warrant Agreement (the “Warrant Certificate”)

in each case filed as exhibits, or contained in such exhibits, to the Registration Statement. In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed, (ii) that the Debt Securities in global form, and any Debt Securities in definitive form issued in exchange therefor, will conform to the forms thereof set forth in the board resolution or supplemental indenture, as the case may be, pursuant to which such Debt Securities will be issued and (iii) that the Warrants in global or definitive form will conform to the forms thereof set forth in the board resolution or supplemental indenture, Indenture Warrant or Warrant Certificate, as the case may be, and will be duly authenticated or countersigned in accordance with the terms of the Warrant Indenture or Warrant Agreement.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.

When the issuance, execution and delivery by the Company of the Senior Debt Securities of a series have been duly authorized by all necessary corporate action of the Company in accordance with the provisions of the Senior Debt Securities Indenture, and when such Senior Debt Securities have been duly executed and delivered by the Company, authenticated by the Trustee and sold as described in the Registration Statement and the supplement or supplements to the prospectus relating to such Senior Debt Securities, such Senior Debt Securities will constitute valid, binding and enforceable obligations of the Company, entitled to the benefits of the Senior Debt Securities Indenture.

2.

When the issuance, execution and delivery by the Company of the Dated Subordinated Debt Securities of a series have been duly authorized by all necessary corporate action of the Company in accordance with the provisions of the Dated Subordinated Debt Securities Indenture, and when such Dated Subordinated Debt Securities have been duly executed and delivered by the Company, authenticated by the Trustee and sold as described in the Registration Statement and the supplement or supplements to the prospectus relating to such Dated Subordinated Debt Securities,

Barclays Bank PLC, p. 3

such Dated Subordinated Debt Securities will constitute valid, binding and enforceable obligations of the Company, entitled to the benefits of the Dated Subordinated Debt Securities Indenture.

3.

When the issuance, execution and delivery by the Company of the Warrants of a series have been duly authorized by all necessary corporate action of the Company in accordance with the provisions of the Warrant Indenture or the Warrant Agreement, and when such Warrants have been duly executed and delivered by the Company, authenticated or countersigned by the Warrant Trustee or Warrant Agent and sold as described in the Registration Statement and the supplement or supplements to the prospectus relating to such Warrants, such Warrants will constitute valid, binding and enforceable obligations of the Company, entitled to the benefits of the Warrant Indenture (in the case of the Indenture Warrants).

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will or have become effective and comply with all applicable laws, (b) the Registration Statement and any amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, (c) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities, the indentures and any other agreement governing those Securities and in the manner contemplated by the Registration Statement and the prospectus and prospectus supplement, pricing supplement and/or term sheet applicable to such Securities, (d) the Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (e) the Company will duly authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof and will take any other appropriate additional corporate action, (f) the terms of all Securities will conform in all material respects to the descriptions thereof in the Registration Statement and in the prospectus and prospectus supplement, pricing supplement and/or term sheet applicable to such Securities and to the terms of the applicable indenture or agreement (as may be amended or supplemented), (g) the terms of the Securities will not violate any applicable law, conflict with any matter of public policy, result in a default under, or breach of, any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by

Barclays Bank PLC, p. 4

any court or governmental body having jurisdiction over the Company and (h) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by the applicable indenture or agreement, duly authenticated and countersigned.

In rendering the opinions expressed above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of U.S.$2,500,000 or more.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We express no opinion relating to any subordination provision in any Security to the extent it purports to be governed by the law of England and Wales.

With respect to our opinion expressed above as it relates to Debt Securities denominated in a currency other than U.S. dollars, we note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling Federal court decision on this issue. Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

In giving the foregoing opinions we have relied without independent investigation, as to matters governed by the law of England and Wales, on the opinion of Clifford Chance LLP dated May 23, 2022 as English counsel to the Company, which has been filed as Exhibit 5.2 to the Registration Statement, and our opinions are subject to all of the limitations and qualifications contained therein. Except insofar as we have relied on such opinion, the foregoing opinions are limited to the federal law of the United States and the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplement related thereto under the heading “Validity of Securities,” and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Barclays Bank PLC, p. 5

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ David I. Gottlieb
David I. Gottlieb, a Partner